AMENDED AND RESTATED
REVOLVING CREDIT
AND
TERM LOAN AGREEMENT


Dated as of December 3, 1996


among





ARROW AUTOMOTIVE INDUSTRIES, INC.




and

THE FIRST NATIONAL BANK OF BOSTON

and

BTM CAPITAL CORPORATION

--TABLE OF CONTENTS

1.  DEFINITIONS AND RULES OF INTERPRETATION     1
1.1.  Definitions.      1
1.2.  Rules of Interpretation.          14

2.  THE REVOLVING CREDIT FACILITY       15
2.1.  Commitment to Lend.       15
2.2.  Commitment Fee.   15
2.3.  Reduction of Commitment.          16
2.4.  The Revolving Credit Notes.       16
2.5.  Interest on Revolving Credit Loans.       16
2.6.  Requests for Revolving Credit Loans.      17
2.7.  Conversion Options.       18
2.7.1.  Conversion to Different Type of Revolving Credit Loan.      18
2.7.2.  Construction of Type of Revolving Credit Loan.          18
2.7.3.  Eurodollar Rate Loans.       19
2.8.  Funds for Revolving Credit Loan.          19
2.8.1.  Funding Procedures.     19

2.8.2.  Advances by Agent.      19
2.9.  Change in Borrowing Base.        20
3.  REPAYMENT OF THE REVOLVING CREDIT LOANS     20
3.1.  Maturity.         20
3.2.  Mandatory Repayments of Revolving Credit Loans.   20
3.3.  Optional Repayments of Revolving Credit Loans.    20
4.  THE TERM LOAN         21
4.1.  Commitment to Lend.       21
4.2.  The Term Note.    21

4.3.  Schedule of Installment Payments of Principal Term Loan.          21
4.4.  Optional Prepayment of Term Loan.      21
4.5.  Interest on Term Loan.    22
4.5.1.  Interest Rates.         22
4.5.2.  Notification by Borrower.       22
4.5.3.  Amounts, etc.   22

5.  LETTERS OF CREDIT   22
5.1.  Letter of Credit Commitments.     22
5.1.1.  Commitment to Issue Letters of Credit.          22
5.1.2.  Letter of Credit Applications.          23
5.1.3.  Terms of Letters of Credit.     23
5.1.4.  Reimbursement Obligations of Banks.     23
5.1.5.  Participations of Banks.        24
5.2.  Reimbursement Obligations of Borrower; Effects of Drawing.        24
5.3.  Letter of Credit Payments.   25
5.4.  Obligations Absolute.     25
5.5.  Reliance by Issuer.       26
5.6.  Letter of Credit Fee.     26
6.  CERTAIN GENERAL PROVISIONS  27
6.1.  Funds for Payments.       27
6.1.1.  Payments to Agent.      27
6.1.2.  No Offset, etc.         27
6.2.  Computations.     27
6.3.  Inability to Determine Eurodollar Rate.   27
6.4.  Illegality.       28
6.5.  Additional Costs, Etc.    28
6.6.  Capital Adequacy.         29
6.7.  Certificate.      30
6.8.  Indemnity.        30
6.9.  Interest After Default.   30
7.  COLLATERAL SECURITY 31
8.  REPRESENTATIONS AND WARRANTIES      31
8.1.  Corporate Authority.      31
8.1.1.  Incorporation; Good Standing.   31
8.1.1.  Authorization.          31
8.1.2.  Enforceability. 31
8.2.  Governmental Approvals.   31
8.3.  Title to Properties; Leases.      32
8.4.  Financial Statements and Projections.     32
8.4.1.  Financial Statements.   32
8.4.2.  Projections.    32
8.5.  Franchises, Patents, Copyrights, Etc.     32
8.6.  Litigation.       32
8.7.  No Materially Adverse Contracts, Etc.     33
8.8.  Compliance with Other Instruments, Laws, Etc.     33
8.9.  Tax Status.    33
8.10.  No Event of Default.     33
8.11.  Holding Company and Investment Company Acts.     33
8.12.  Absence of Financing Statements, Etc.  34

8.13.  Perfection of Security Interest.         34
8.14.  Certain Transactions.    34
8.15.  Employee Benefit Plans.  34
8.15.1.  In General.    34
8.15.2.  Terminability of Welfare Plans.        34
8.15.3.  Guaranteed Pension Plans.      35
8.15.4.  Multiemployer Plans.   35
8.16.  Regulations U and X.     35
8.17.  Environmental Compliance.        35
8.18.  Subsidiaries, Etc.       37
8.19.  Bank Accounts.   37
8.20.  Review of Credit Agreement.      37
9.  AFFIRMATIVE COVENANTS OF THE BORROWER       37
9.1.  Punctual Payment.         37
9.2.  Maintenance of Office.    38
9.3.  Records and Accounts.     38

9.4.  Financial Statements, Certificates and Information.       38 9.5.
Notices.  40
9.5.1.  Defaults.       40
9.5.2.  Environmental Events.   40
9.5.3.  Notification of Claim against Collateral.       40
9.5.4.  Notice of Litigation and Judgments.     40
9.6.  Corporate Existence; Maintenance of Properties.   41
9.7.  Insurance.        41
9.8.  Taxes.    41
9.9.  Inspection of Properties and Books, Etc.  42

9.9.1.  General.        42
9.9.2.  Collateral Reports and Appraisals.      42
9.9.3.  Environmental Assessments.      42
9.9.4.  Communications with Accountants.        43
9.10.  Compliance with Laws, Contracts, Licenses, and Permits.          43
9.11.  Employee Benefit Plans.          43
9.12.  Use of Proceeds.         43
9.13.  Additional Mortgaged Property.   44
9.14.  Bank Accounts.   44
9.15.  Further Assurances.      45
10.  CERTAIN NEGATIVE COVENANTS OF THE BORROWER 45
10.1.  Restrictions on Indebtedness.    45
10.2.  Restrictions on Liens.   46
10.3.  Restrictions on Investments.     47
10.4.  Loans to Employees.      48
10.5.  Distributions.   49
10.6.  Merger, Consolidation and Disposition of Assets. 49
10.6.1.  Mergers and Acquisitions.      49

10.6.2.  Disposition of Assets.         49
10.7.  Sale and Leaseback.      50
10.8.  Compliance with Environmental Laws.      50
10.9.  Employee Benefit Plans.          50
10.10.  Bank Accounts.          50
10.11.  Restriction on Subsidiaries.    51
11.  FINANCIAL COVENANTS OF THE BORROWER        51
11.1.  Capital Expenditures.    51
11.2.  Debt Service.    51
11.3.  Liabilities to Worth Ratio.      52
11.4.  Tangible Net Worth.      52

11.5.  Minimum Profitability.   52
12.  CLOSING CONDITIONS 52
12.1.  Loan Documents.          52
12.2.  Certified Copies of Charter Documents.   53
12.3.  Corporate, Action.       53
12.4.  Incumbency Certificate.          53
12.5.  Validity of Liens.       53
12.6.  Bank Agency Agreement Amendments.        53
13.  CONDITIONS TO ALL BORROWINGS       53
13.1.  Representations True; No Event of Default.       54
13.2.  No Legal Impediment.    54
13.3.  Governmental Regulation.         54

13.4.  Proceedings and Documents.       54
13.5.  Borrowing Base Report.   54
14.  EVENTS OF DEFAULT; ACCELERATION; ETC.      54
14.1.  Events of Default and Acceleration.      54
14.2.  Termination of Commitment.       57
14.3.  Remedies.        58
14.4.  Distribution of Collateral Proceeds.     58
15.  SETOFF     59
16.  THE AGENT  59
16.1.  Authorization.   59
16.2.  Employees and Agents.    60
16.3.  No Liability.    60
16.4.  No Representations.      60

16.5.  Payments.        61
16.5.1.  Payments to Agent.     61
16.5.2.  Distribution by Agent.         61
16.5.3.  Delinquent Banks. 61
16.6.  Holders of Notes.        62
16.7.  Indemnity.       62
16.8.  Agent as Bank.   62
16.9.  Resignation.     62

16.10.  Notification of Defaults and Events of Default.         63
17.  EXPENSES   63
18.  INDEMNIFICATION    64
19.  SURVIVAL OF COVENANTS, ETC 65
20.  ASSIGNMENT AND PARTICIPATION       65
20.1.  Conditions to Assignment by Bank.        65
20.2.  New Notes.       66
20.3.  Participations.          66
20.4.  Disclosure.      66
20.5.  Assignee or Participant Affiliated with the Borrower.    66
20.6.  Retention of Indemnification Rights.     67
20.7.  Assignment by Borrower.         67
21.  NOTICES, ETC       67
22.  GOVERNING LAW      68
23.  HEADINGS   68
24.  COUNTERPARTS       68
25.  ENTIRE AGREEMENT, ETC.     68
26.  WAIVER OF JURY TRIAL       69

27.  CONSENTS, AMENDMENTS, WAIVERS, ETC.        69
28.  SEVERABILITY  70

SCHEDULES AND EXHIBITS


Schedules:

Schedule 1      Lending Institutions
Schedule 8.3    Title to Properties and Leases
Schedule 8.6    Litigation
Schedule 8.14   Certain Transactions
Schedule 8.17   Environment Compliance
Schedule 8.19   Bank Accounts
Schedule 10.2   Existing Liens
Schedule 10.3   Existing Investments


Exhibits:

Exhibit A       Revolving Credit Notes
Exhibit B       Term Notes
Exhibit C       Borrowing Base Report
Exhibit D       Written Notice of Each Loan
Exhibit E       Compliance Certificate

AMENDED AND RESTATED
REVOLVING CREDIT
AND
TERM LOAN AGREEMENT

 This AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT is made as of the 3rd day of December, 1996, by and among ARROW AUTOMOTIVE INDUSTRIES, INC. (the "Borrower"), a Massachusetts corporation having its principal place of business at 3 Speen Street, Framingham, Massachusetts 01701, THE FIRST NATIONAL BANK OF BOSTON, a national banking association ("FNBB"), and the other lending institutions listed on Schedule 1 hereto, and The First National Bank of Boston as agent for itself and such other lending institutions.

        The Borrower and FNBB entered into a Revolving Credit and Term Loan Agreement, dated as of December 29, 1993, which agreement has been amended from time to time (as so amended prior to the date hereof, the "Original Agreement") pursuant to which FNBB made Loans (as such term is defined in the Original Agreement) to the Borrower. The Borrower has requested, and the Banks and the Agent have agreed, to make certain amendments to the Original Agreement. Accordingly, the parties hereto agree to amend and restate the Original Agreement as follows.

1.  DEFINITIONS AND RULES OF INTERPRETATION


        1.1.  Definitions.

The following terms shall have the meanings set forth in this (section)1 or elsewhere in the provisions of this Credit Agreement referred to below:

Accounts Receivable. All rights of the Borrower to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of the Borrower to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on books of account in accordance with generally accepted accounting principles.

Adjustment Date. The first day of the fiscal quarter immediately following the fiscal quarter in which a certificate of compliance is to be delivered by the Borrower pursuant to (section)9.4(d).

Affiliate. Any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.

Agent.  The First National Bank of Boston acting as agent for the Banks.

Agency Agreements.  See (section)9.14(c).

Applicable Margin.  For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate

Adjustment Period"), the Applicable Margin shall be the applicable margin set forth below with respect to the Borrower's Debt Service coverage ratio, as determined for the fiscal quarter specified in the certificate of compliance delivered by the Borrower during the fiscal quarter immediately preceding the applicable Rate Adjustment Period.



Level

Debt Service

(Coverage See (section)11.2)
Revolving

Credit/Base

Rate

LoansTerm
Base
Rate
Loans
Revolving


Credit/Eurodollar

Rate Loans
Term
Eurodollar
Rate
LoansILess than or equal
to 0.50:1.003.00%3.25%Not AvailableNot Available
IIGreater than or
equal to 0.76:1.00
but less than
1.00:1.00
2.00%
2.25%
Not Available
Not
Available
IIIGreater than or
equal to 1.01:1:00
but less than
1.25:1.00
1.00%
1.25%
Not Available
Not
Available
IVGreater than or
equal to 1.25:1.00
0.50%
0.75%
3.00%
3.25%

        Notwithstanding the foregoing, (a) for Loans outstanding during the period commencing on September 27, 1996 through the date immediately preceding the first Adjustment Date to occur after the fiscal quarter ending December 31, 1996, the Applicable Margin shall be as set forth in Level II above, and (b) if the Borrower fails to deliver any certificate of compliance when required by (section)9.4(d) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such certificate of compliance is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

Assignment and Acceptance.  See (section)20.1.

Autos.  The 1984 Rolls Royce which is owned by the Borrower.

Balance Sheet Date.  June 26, 1993.

Agent's Head Office. The Agent's head office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time.


Agent's Special Counsel. Bingham, Dana & Gould or such other counsel as may be approved by the Agent.


Banks. FNBB and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to (section)20.

Base Rate. The higher of (a) the annual rate of interest announced from time to time by FNBB at its head office located at 100 Federal Street, Boston, Massachusetts, as its "base rate" and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.

Base Rate Loans. Revolving Credit Loans and all or any portion of the Term Loan bearing interest calculated by reference to the Base Rate.

Borrower.  As defined in the preamble hereto.

Borrowing Base.  At the relevant time of reference thereto, an amount determined by the Agent by reference to the most recent Borrowing Base Report delivered to the Agent pursuant to (section)9.4(g), which is equal to the sum of:

(a)     55% of Eligible Accounts Receivable for which invoices have been issued

and are payable; plus (b)     25% of the net book value of Eligible Raw

Materials; plus

(c)     25% of the net book value of Eligible Work-in-Process; plus

(d)     50% of the net book value of Eligible Finished Goods Inventory,

provided, that the aggregate amount included in the Borrowing Base under clauses (b), (c) and (d) of this definition shall not exceed $13,500,000 at any time.


Borrowing Base Report. A Borrowing Base Report signed by the chief financial officer or corporate controller of the Borrower and in substantially the form of Exhibit C hereto.


Business Day. Any day on which banking institutions in Boston, Massachusetts, are open for the conduct of a substantial part of its commercial banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

Capital Expenditures. Amounts paid or indebtedness incurred by the Borrower in connection with the purchase or lease by the Borrower of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles.

Capitalized Leases. Leases under which the Borrower is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

CERCLA.  See (section)8.17.

Change of Control. A change of control shall be deemed to have occurred when the Holzwasser family (comprised of Mary S. Holzwasser, Harry A. Holzwasser, the spouse of Harry A. Holzwasser, the issue of either Mary S. Holzwasser or Harry A. Holzwasser, or the spouses of such issue, the estates of any of the foregoing, or trusts for the benefit of any of the foregoing) shall fail to legally or beneficially own a sufficient number of shares of the common stock of the Borrower to decidedly influence decisions of the Borrower's Board of Directors.

CIT.  The CIT Group/Business Credit, Inc.

Closing Date.  The first date on which the conditions set forth in (section)12 have been satisfied.

Code.  The Internal Revenue Code of 1986, as amended from time to time.

Collateral. All of the property, rights and interests of the Borrower that are or are intended to be subject to the security interests and mortgages created by the Security Documents.

Commitment. With respect to each Bank, the amount set forth on Schedule 1 hereto as the amount of such Bank's commitment to make Revolving Credit Loans and the Term Loan to the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

Commitment Percentage.  With respect to each Bank, the percentage set forth on
Schedule 1 hereto as such Bank's percentage of the aggregate Commitments of all the Banks.

Conversion Request. A notice given by the Borrower to the Agent of the Borrower's election to convert or continue a Loan in accordance with
<section>2.7.

Credit Agreement. This Revolving Credit and Term Loan Agreement, including the Schedules and
Exhibits hereto.

Current Financial Obligations. With respect to any fiscal quarter, an amount equal to the sum of current maturities of long term debt plus current maturities under Capitalized Leases that become due and payable or that are to become due and payable during the next succeeding four (4) fiscal quarters pursuant to any agreement or instrument to which the Borrower is a party relating to the borrowing of money or the obtaining of credit or in respect of Capitalized Leases. Demand obligations shall be deemed to be due and payable during any fiscal quarter during which such obligations are outstanding.

Default.  See <section>14.1.

Delco Inventory. Inventory of the Borrower manufactured and sold to the Borrower by A.C. Delco, a division of General Motors Corp., in which A.C. Delco retains a security interest.

Direct Collection Letter.  See <section>2.10(a).

Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Borrower, other than dividends payable solely in shares of common stock of the Borrower; the purchase, redemption, or other retirement of any shares of any class of capital stock of the Borrower; the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of the Borrower.

Dollars or $.  Dollars in lawful currency of the United States of America.

Drawdown Date. The date on which any Revolving Credit Loan or the Term Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with
<section>2.7 or all or any portion of the Term Loan is converted or continued
in accordance with <section>4.5.2.

Eligible Accounts Receivable. The aggregate of the unpaid portions of Accounts Receivable (net of any credits (other than core or other credits which have not yet been posted), rebates, offsets, holdbacks or other adjustments or commissions payable to third parties that are adjustments to such Accounts Receivable or any Accounts Receivable in respect of consignment sales) (a) that the Borrower reasonably and in good faith determines to be collectible; (b) that are with account debtors that (i) are not Affiliates of the Borrower, (ii) purchased the goods or services giving rise to the relevant Account Receivable in an arm's length transaction, (iii) are not insolvent or involved in any case or proceeding, whether voluntary or involuntary, under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, dissolution, liquidation or similar law of any jurisdiction and (iv) are, in the Agent's reasonable judgment, creditworthy; (c) that are in payment of obligations that have been fully performed and are not subject to dispute; (d) that are not subject to any pledge, restriction, security interest or other lien or encumbrance other than those created by the Loan Documents; (e) in which the Agent has a valid and perfected first priority security interest;
(f) that are not outstanding for more than sixty (60) days past the due date specified in the respective invoices therefor; (g) that are not due from any single account debtor if more than fifty percent (50%) of the aggregate amount (net of the aforesaid credits (except unposted credits), rebates, offsets, holdbacks and adjustments and commissions described above) of all Accounts Receivable owing from such account debtor would otherwise not be Eligible Accounts Receivable; (h) that are payable in Dollars; and (i) that are not payable from an office outside of the United States or Canada.

Eligible Assignee. Any of (a) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $25,000,000,000; and (b) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

Eligible Finished Goods Inventory. The gross book value, determined in accordance with the first-in, first-out method of inventory accounting, as reflected on the Borrower's books in accordance with generally accepted accounting principles consistently applied, of finished goods which are located on property owned or leased by the Borrower and as to which the Borrower has acquired title and the Agent has a valid and perfected first-priority security interest under all applicable law and as to which the Borrower has furnished reasonably detailed information to the Agent in a Borrowing Base Report, determined after taking into account all charges and liens (other than those of the Agent and carrier, warehouse, customs, and similar statutory liens arising in the ordinary course of business) of all kinds against such finished goods and reductions in the market value thereof, all as determined by the Agent in its reasonable business judgment, which, absent manifest error, shall be final and binding upon the Borrower. Finished goods inventory immediately loses the status of Eligible Finished Goods Inventory if and when the Borrower sells it, otherwise passes title thereto, or consumes it, it is damaged or the Agent, at the written request of the Borrower, releases or transfers its security interest therein, or if and when an Eligible Account Receivable arises by virtue of constituting proceeds of such inventory. Notwithstanding the foregoing, but without duplication, Eligible Finished Goods Inventory shall be reduced by the amount of any specific reserve established by the Borrower with respect to any

Eligible Finished Goods Inventory other than the LIFO reserve maintained by the Borrower in accordance with generally accepted accounting principles.

Eligible Raw Materials. An amount equal to the gross book value, determined in accordance with the first-in, first-out method of inventory accounting, as reflected on the Borrower's books in accordance with generally accepted accounting principles consistently applied, of raw materials used to produce the Borrower's inventory, which are located on property owned or leased by the Borrower and as to which the Borrower has acquired title and the Agent has a valid and perfected first-priority security interest under all applicable law and as to which the Borrower has furnished reasonably detailed information to the Agent in a Borrowing Base Report, after taking into account all charges and liens (other than those of the Agent and carrier, warehouse, customs and similar statutory liens arising in the ordinary course of business) of all kinds against such raw materials and reductions in the market value thereof, all as determined by the Agent in its reasonable business judgment, which, absent manifest error, shall be final and binding upon the Borrower. Without limiting the generality of the foregoing, Eligible Raw Materials shall not include any raw materials covered by a document of title until the document of title has been delivered to the Agent. Raw material immediately loses the status of Eligible Raw Material if and when the Borrower sells it, otherwise passes title thereto, consumes it, materially changes it in the course of processing the same, it is damaged, or the Agent, at the written request of the Borrower, releases or transfers its security interest therein. Notwithstanding the foregoing, but without duplication, Eligible Raw Materials shall be reduced by the amount of any specific reserve established by the Borrower with respect to any Eligible Raw Materials other than the LIFO reserve maintained by the Borrower in accordance with generally accepted accounting principles.

Eligible Work-in-Process. An amount equal to the gross book value, as reflected on the Borrower's books in accordance with generally accepted accounting principles consistently applied, of usable work-in-process component parts of the Borrower in connection with the manufacture of their products in the ordinary course of their business, which is located on property owned or leased by the Borrower and as to which the Borrower has title and the Agent has a valid and perfected first-priority security interest and as to which the Borrower has furnished reasonably detailed consolidated information to the Agent in a Borrowing Base Report. Work-in-process immediately loses the status of Eligible Work-in-Process if and when the Borrower sells it, otherwise passes title thereto, converts the same to finished goods, or the Agent, at the written request of the Borrower, releases or transfers its security interest therein. Notwithstanding the foregoing, but without duplication, Eligible Work-in-Process shall be reduced by the amount of any specific reserves established by the Borrower with respect to any Eligible Work-in-Process other than the LIFO reserve maintained by the Borrower in accordance with generally accepted accounting principles.

Environmental Laws.  See <section>8.17(a).

ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under <section>414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of <section>4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Eurocurrency Reserve Rate. For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Eurodollar Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

Eurodollar Rate. For any Interest Period with respect to a Eurodollar Rate Loan, the rate of interest equal to (a) the per annum rate at which the Agent is offered Dollar deposits two (2) Eurodollar Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of the Agent are customarily conducted, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Loan of the Agent to which such Interest Period applies, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

Eurodollar Rate Loans. Revolving Credit Loans and all or any portion of the Term Loan bearing interest calculated by reference to the Eurodollar Rate.

Event of Default.  See <section>14.1.

Existing Employee Loans. Loans and advances by the Borrower to its employees existing on the date hereof, the amount of which does not exceed $600,000 in the aggregate as of the date hereof.

FNBB.  See the preamble hereto.

generally accepted accounting principles. (a) When used in <section>11, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of <section>3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Hazardous Substances.  See <section>8.17(b).

Indebtedness. All obligations, contingent and otherwise, that in accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.

Interest Payment Date. (a) As to any Base Rate Loan, the last day of the calendar month which includes the Drawdown Date thereof; and (b) as to any Eurodollar Rate Loan the last day of such Interest Period.

Interest Period. With respect to each Revolving Credit Loan or all or any relevant portion of the Term Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request (i) for any Base Rate Loan, the last day of the calendar month; and (ii) for any Eurodollar Rate Loan, 1, 2, or 3 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan or all or such portion of the Term Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding
Eurodollar Business Day;

(B) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(C) if the Borrower shall fail to give notice as provided in <section>2.7, the Borrower shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

(D) any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

(E) any Interest Period relating to any Eurodollar Rate Loan that would otherwise extend beyond the Revolving Credit Loan Maturity Date (if comprising a Revolving Credit Loan) or the Term Loan Maturity Date (if comprising the Term Loan or a portion thereof) shall end on the Revolving Credit Loan Maturity Date or (as the case may be) the Term Loan Maturity Date.

Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding;
(b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and

(e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

ITT.  ITT Commercial Finance Corp.

Letter of Credit.  See <section>5.1.1.

Letter of Credit Application.  See <section>5.1.2.

Loan Documents. This Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit and the Security Documents.


Loan Request.  See <section>2.6.


Loans.  The Revolving Credit Loans and the Term Loan.


Majority Banks. As of any date, (a) if there are only two (2) Banks, Majority Banks shall mean both Banks, and (b) if there are three (3) or more Banks, Majority Banks shall mean the Banks holding at least sixty-six and two thirds percent (66 2/3%) of the outstanding principal amount of the Notes on such date; and if no such principal is outstanding the Banks whose aggregate Commitments constitute sixty-six and two thirds percent (66 2/3%).


Maximum Drawing Amount. The maximum aggregate amount from time to time that the beneficiaries may draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Mortgaged Property.  Any Real Estate which is subject to any Mortgage.

Mortgages. The several mortgages and deeds of trust, dated or to be dated on or prior to the Closing Date, as amended and effect from time to time, from the Borrower to the Agent with respect to the fee interests of the Borrower in the Real Estate and in form and substance satisfactory to the Agent.

Multiemployer Plan.  Any multiemployer plan within the meaning of
<section>3(37) of ERISA maintained or contributed to by the Borrower or any
ERISA Affiliate.

Net Income (or Deficit). The net income (or deficit) of the Borrower after deduction of all other expenses, taxes, and other proper charges, determined in accordance with generally accepted accounting principles provided, however, net income shall not be charged with any unamortized debt expense (including but not limited to any prepayment premiums or penalties) incurred in connection with the refinancing of the credit facilities provided by CIT and ITT to the Borrower.

Notes.  The Term Notes and the Revolving Credit Notes.

Obligations. All indebtedness, obligations and liabilities of the Borrower to any of the Banks and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or any of the Notes, Letter of Credit Application, Letter of Credit or other instruments at any time evidencing any thereof.

outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

PBGC. The Pension Benefit Guaranty Corporation created by <section>4002 of ERISA and any successor entity or entities having similar responsibilities.

Perfection Certificate. The Perfection Certificate as defined in the Security Agreement.

Permitted Liens.  Liens, security interests and other encumbrances permitted by
<section>10.2.

Person. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower.

Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Loan referred to in such Note.

Revolving Credit Loan Maturity Date.  September 30, 1997.

Revolving Credit Loans. Revolving credit loans made or to be made by the Banks to the Borrower pursuant to <section>2.

Revolving Credit Note Record.  A Record with respect to a Revolving Credit
Note.

Revolving Credit Notes.  See <section>2.4.

Security Agreement. The Security Agreement, dated or to be dated on or prior to the Closing Date, between the Borrower and the Agent (as amended and in effect from time to time) and in form and substance satisfactory to the Agent.

Security Documents. The Security Agreement, the Mortgages, the Trademark Assignment and the Agency Agreements.

Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Survey. In relation to each Mortgaged Property, an instrument survey of such Mortgaged Property dated as of a date subsequent to November, 1993, which shall show the location of all buildings, structures, easements and utility lines on such Mortgaged Property, shall be sufficient to remove the survey exception from the Title Policy, shall show that all buildings and structures are within the lot lines of such Mortgaged Property, shall not show any encroachments by others, shall show the zoning district or districts in which such Mortgaged Property is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law.

Surveyor Certificate. In relation to each Mortgaged Property for which a Survey has been conducted, a certificate executed by the surveyor who prepared such Survey dated as of a recent date and containing such information relating to such Mortgaged Property as the Agent or the Title Insurance Company may require, such certificate to be satisfactory to the Agent in form and substance.

Tangible Net Worth. The excess of Total Assets over Total Liabilities, and less the sum of:

(a) the total book value of all assets of the Borrower properly classified as intangible assets under generally accepted accounting principles, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof to the extent of such excess, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

(b) all amounts representing any write-up in the book value of any assets of the Borrower resulting from a revaluation thereof subsequent to the Balance Sheet Date.

Term Loan.  The term loan made or to be made by the Banks to the Borrower in the maximum aggregate principal amount of [$9,000,000] pursuant to

<section>4.1.

Term Loan Maturity Date. December 31, 2000.

Term Notes.  See <section>4.2.

Term Note Record.  A Record with respect to a Term Note.

Title Insurance Company shall mean Commonwealth Land Title Insurance Company.

Title Policy. In relation to each Mortgaged Property, an ALTA standard form title insurance policy issued by the Title Insurance Company (with such reinsurance or co-insurance as the Agent may require, any such reinsurance to be with direct access endorsements) in such amount as may be determined by the Agent insuring the priority of the Mortgage of such Mortgaged Property and that the Borrower holds marketable fee simple title to such Mortgaged Property, subject only to the encumbrances permitted by such Mortgage and which shall not contain exceptions for mechanics liens, persons in occupancy or matters which would be shown by a survey (except as may be permitted by such Mortgage), shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its sole discretion, and shall contain such endorsements and affirmative insurance as the Agent in its discretion may require, including but not limited to (a) comprehensive endorsement, (b) variable rate of interest endorsement, (c) usury endorsement, (d) revolving credit endorsement, (e) tie-in endorsement, (f) doing business endorsement and
(g) ALTA form 3.1 zoning endorsement.

Total Assets. All assets of the Borrower determined on a consolidated basis in accordance with generally accepted accounting principles.

Total Commitment. The sum of the Commitments of the Banks, as in effect from time to time.

Total Debt Service. For any period, the sum of Total Interest Expense plus twenty-five percent (25%) of Current Financial Obligations.

Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by the Borrower during such period on all Indebtedness of the Borrower outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of Capitalized Leases.

Total Liabilities. All liabilities of the Borrower determined in accordance with generally accepted accounting principles and all Indebtedness of the Borrower, whether or not so classified.

Trademark Assignment. The Trademark Assignment, dated or to be dated on or prior to the Closing

Date, made by the Borrower in favor of the Agent (as amended and in effect from time to time).

Type. As to any Revolving Credit Loan or all or any portion of the Term Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan.

Uniform Customs. With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1983 Revision), International Chamber of Commerce Publication No. 400 or any successor version thereto adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

Voting Stock.  Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

1.2.  Rules of Interpretation.





        (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

        (b)     The singular includes the plural and the plural includes the singular.

        (c)     A reference to any law includes any amendment or modification to such law.

        (d)     A reference to any Person includes its permitted successors and permitted assigns.

        (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

        (f) The words "include", "includes" and "including" are not limiting.

        (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein.

(h) Reference to a particular "<section>" refers to that section of this Credit Agreement unless otherwise indicated.

        (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit
Agreement.


2.  THE REVOLVING CREDIT FACILITY


        2.1.  Commitment to Lend.

Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Revolving Credit Loan Maturity Date upon notice by the Borrower to the

Agent given in accordance with <section>2.6, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding from such Bank (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment to make Revolving Credit Loans minus such Bank's Commitment Percentage of the Maximum Drawing Amount, provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount shall not at any time exceed the lesser of (a) the sum of the Bank's Commitments to make Revolving Credit Loans and (b) the Borrowing Base. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in <section>12 and <section>13, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and <section>13, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

        2.2.  Commitment Fee.

The Borrower agrees to pay to the Agent for the account of the Banks a commitment fee calculated at the rate of one-quarter of one percent (1/4%) per annum on the average daily amount during each calendar quarter or portion thereof from the date hereof to the Revolving Credit Loan Maturity Date by which the Commitment minus the Maximum Drawing Amount exceeds the outstanding amount of Revolving Credit
Loans during such calendar quarter. The commitment fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Revolving Credit Maturity Date or any earlier date on which the Commitment shall terminate.

        2.3.  Reduction of Commitment.

The Borrower shall have the right at any time and from time to time upon five
(5) Business Days' prior
written notice to the Agent to reduce by $500,000 or an integral multiple thereof or terminate entirely the Total Commitment, whereupon the Commitments of the Banks to make Revolving Credit Loans shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this
<section>2.3, the Agent will notify the Banks of the substance thereof.  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent the full amount of any commitment fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

        2.4.  The Revolving Credit Notes.

The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (each a "Revolving Credit Note" and together the "Revolving Credit Notes"), dated as of December 29, 1993 and completed with appropriate insertions.
One Revolving Credit Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment to make Revolving Credit Loans or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the
Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Bank's Revolving Credit Note, an appropriate notation on such Bank's Revolving Credit Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such Bank's Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any

Revolving Credit Note when due.


        2.5.  Interest on Revolving Credit Loans.
Except as otherwise provided in <section>6.9:
        (a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin.
(b)     Each Eurodollar Rate Loan shall bear interest for the period commencing with the
Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurodollar Rate plus the Applicable Margin.

        (c) The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto and authorizes the Agent to deduct and disburse to the respective accounts of the Banks the amount of such interest from the Borrower's bank account no. 53193360 maintained with at the Agent (or such other account at the Agent as may be designated by the Borrower from time to time by written notice to the Agent) on each Interest Payment Date.


        2.6.  Requests for Revolving Credit Loans.

        (a) The Borrower shall give to the Agent written notice in the form of Exhibit D hereto (or telephonic notice confirmed in a writing in the form of Exhibit D hereto) of each Revolving
Credit Loan requested hereunder (a "Loan Request") no later than (a) 11:00 a.m. (Boston time) on the proposed Drawdown Date of any Base Rate Loan and (b) two
(2) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested,
(ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Interest Period for such Revolving Credit Loan and (iv) the Type of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Subject to the foregoing, so long as the Total Commitment is then in effect and the conditions set forth in <section>13 hereof have been met, the Agent shall advance the amount requested to the Borrower's bank account no.

53193360 (or such other account maintained with the Agent as may be designated by the
Borrower from time to time by written notice to the Agent) at the Agent in immediately available funds not later than the close of business on such Drawdown Date.

        (b)     Notwithstanding the notice requirement set forth in
<section>2.6(a) or the Loan Request amounts set forth in <section>2.6(c), the
Banks shall, so long as the Total Commitment is then in effect and the conditions set forth in <section>13 hereof have been satisfied, make Revolving Credit Loans to the

Borrower by entry of credits by the Agent to the Borrower's bank account no. 53193660 (or such other account at the Agent as may be designated by the Borrower from time to time by written notice to the Agent) with the Agent to cover checks or other charges which the Borrower has drawn or made against such account. The Borrower hereby requests and authorizes the Banks to make from time to time such Revolving Credit Loans by means of appropriate entries of such credits sufficient to cover checks and other charges, including but not limited to charges for interest due in accordance with <section>2.5 then presented. The Borrower and the Banks acknowledge and agree that the making of such Revolving Credit Loans shall, in each case, be subject in all respects to provisions of this Credit Agreement as if they were Revolving Credit Loans requested in writing or telephonically pursuant to
<section>2.6(a).  All actions taken by the Agent and the Banks pursuant to the provisions of this <section>2.6(b) shall be binding on the Borrower.

        (c) Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Agent on behalf of the Banks on the proposed Drawdown Date. Each Loan Request (i) pertaining to Eurodollar Rate Loans shall be in a minimum aggregate amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, and (ii) pertaining to Base Rate Loans shall be in a minimum aggregate amount of $100,000 or an integral multiple thereof.

2.7.  Conversion Options.

        2.7.1.  Conversion to Different Type of Revolving Credit Loan.
          The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion of a Eurodollar Rate Loan to a Base Rate Loan, the Borrower shall notify the Agent by 11:00 a.m. (Boston time) of such election; (b) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Agent at least two (2) Eurodollar Business Days' prior written notice of such election; (c) with respect to any such conversion of a Eurodollar Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto and (d) no Base Rate Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or it Eurodollar Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion (a) into a Eurodollar Rate Loan shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) into a Base Rate Loan shall be in an aggregate principal amount of $100,000 or an integral multiple thereof. Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrower.

        2.7.2.  Construction of Type of Revolving Credit Loan.

        Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in <section>2.7.1; provided that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first interest period relating thereto.

        2.7.3.  Eurodollar Rate Loans.

        Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the minimum principal amount of each of the Eurodollar Rate Loans having the same Interest Period shall not be less than $1,000,000 and shall be in the amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.


2.8.  Funds for Revolving Credit Loan.











        2.8.1.  Funding Procedures.

        Not later than 11 o'clock a.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Banks will make available to the Agent, at its Head Office, in immediately available funds, the amount of such Bank's Commitment Percentage of the amount of the requested Revolving Credit Loans. Upon receipt from each Bank of such amount, and upon receipt of the documents required by <section><section>12 and 13 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment
Percentage of any requested Revolving Credit Loans.

        2.8.2.  Advances by Agent.

        The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such

Bank's Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown
Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (ii) the amount of such Bank's Commitment Percentage of such Revolving Credit Loans, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown

Date to the date on which the amount of such Bank's Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date and the Agent has made the funds available to the Borrower pursuant to this <section>2.8, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.


2.9.  Change in Borrowing Base.

The Borrowing Base shall be determined monthly (or at such other interval as may be specified pursuant to <section>9.4(g)) by the Agent by reference to the Borrowing Base Report.

3.  REPAYMENT OF THE REVOLVING CREDIT LOANS

3.1.  Maturity.

The Borrower promises to pay to the Agent for the accounts of the Banks on the Revolving Credit Loan Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Loan Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

3.2.  Mandatory Repayments of Revolving Credit Loans.

If at any time the sum of the outstanding amount of the Revolving Credit Loans and the Maximum Drawing Amount exceeds the lesser of (a) the Commitment and (b) the Borrowing Base, then the
Borrower shall immediately pay the amount of such excess to the Agent for application: first, to the Revolving Credit Loans; and second, to provide to the Agent cash collateral for Obligations relating to Letters of Credit as contemplated by <section>5.2(c) and (d).


3.3.  Optional Repayments of Revolving Credit Loans.

The Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans pursuant to this <section>3.3 may be made only on the last day of the Interest Period relating thereto. The Borrower shall give the Agent prior written notice of any proposed prepayment pursuant to this <section>3.3 of Base Rate Loans, no later than 10:00 a.m., Boston time, on the day of such prepayment and two (2) Eurodollar Business Days' notice of any proposed prepayment pursuant to this <section>3.3 of Eurodollar Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Except with respect to funds applied pursuant to <section>9.14 hereof, each such partial prepayment of the Revolving Credit Loans shall be in an integral multiple of $100,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment, shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of such Bank's Revolving Credit Note, and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans.

4.  THE TERM LOAN

4.1.  Commitment to Lend.

Subject to the terms and conditions set forth in this Credit Agreement, each Bank agrees to lend to the Borrower the amount of its Commitment Percentage of the original principal amount of $9,000,000.

4.2.  The Term Note.

The Term Loan shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit B hereto (each a "Term Note" and together the "Term Notes"), dated the Closing Date and completed with appropriate insertions. One Term Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment Percentage of the Term Loan and representing the obligation of the Borrower to pay to the Bank such principal amount or, if less, the outstanding amount of the such Bank's Commitment Percentage of Term Loan, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made a notation on such Bank's Term Note Record, at or about the time of such Bank's receipt of any principal payment on the Term Note, reflecting such payment. The aggregate unpaid amount set forth on such Bank's Term Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on any Term Note Record shall not affect the obligations of the Borrower hereunder or under such Term Note to make payments of principal of and interest on any Term Note when due.

4.3.  Schedule of Installment Payments of Principal Term Loan.

The Borrower promises to pay to the Agent for the account of the Banks the principal amount of the Term Loan in twenty-eight (28) consecutive quarterly installments of $321,428.57, such installments to be due and payable on the last day of each calendar quarter of each calendar year, commencing on March 31, 1994, except the final payment which shall be due and payable on the Term Loan Maturity Date in an amount equal to the unpaid balance of the Term Loan.

4.4.  Optional Prepayment of Term Loan.

The Borrower shall have the right at any time to prepay the Term Notes on or before the Term Loan
Maturity Date, as a whole, or in part, upon not less than five (5) Business Days' prior written notice to the Agent, without premium or penalty, provided that (a) each partial prepayment shall be in the principal amount of $100,000 (aggregated between/among the Banks) or an integral multiple thereof, (b) no portion of the Term Loan bearing interest at the Eurodollar Rate may be prepaid pursuant to this <section>4.4 except on the last day of the Interest Period relating thereto and (c) each partial payment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective outstanding amount of each Bank's Term Note. Any prepayment of principal of the Term Loan shall include all interest accrued to the date of prepayment and shall be applied against the scheduled installments of principal due on the Term Loan in the inverse order of maturity. No amount repaid with respect to the Term Loan may be reborrowed.


4.5.  Interest on Term Loan.

        4.5.1.  Interest Rates.
        Except as otherwise provided in <section>6.9, the Term Loan shall bear interest during each Interest Period relating to all or any portion of the Term Loan at the following rates:
        (a) To the extent that all or any portion of the Term Loan bears interest during such Interest Period at the Base Rate, the Term Loan or such portion shall bear interest during such Interest Period at the rate per annum equal to the Base Rate plus the Applicable Margin.

        (b) To the extent that all or any portion of the Term Loan bears interest during such Interest Period at the Eurodollar Rate, the Term Loan or such portion shall bear interest during such Interest Period at the rate per annum equal to the Eurodollar Rate plus the Applicable Margin.

The Borrower promises to pay interest on the Term Loan or any portion thereof outstanding during each Interest Period in arrears on each Interest Payment Date applicable to such Interest Period.

        4.5.2.  Notification by Borrower.

        The Borrower shall notify the Agent, such notice to be irrevocable, at least two (2) Eurodollar Business Days prior to the Drawdown Date of the Term Loan if all or any portion of the Term
Loan is to bear interest at the Eurodollar Rate. After the Term Loan has been made, the provisions of <section>2.7 shall apply mutatis mutandis with respect to all or any portion of the Term Loan so that the Borrower may have the same interest rate options with respect to all or any portion of the Term Loan as it would be entitled to with respect to the Revolving Credit Loans.

        4.5.3.  Amounts, etc.

        Any portion of the Term Loan bearing interest at the Eurodollar Rate relating to any Interest Period shall be in the amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. No Interest Period relating to the Term Loan or any portion thereof bearing interest at the Eurodollar Rate shall extend beyond the date on which a regularly scheduled installment payment of the principal of the Term Loan is to be made unless a portion of the Term Loan at least equal to such installment payment has an Interest Period ending on such date or is then bearing interest at the Base Rate.

5.  LETTERS OF CREDIT


        5.1.  Letter of Credit Commitments.

        5.1.1.  Commitment to Issue Letters of Credit.

        Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Agent's customary form (a "Letter of Credit Application"), the Agent on behalf of the Banks, in reliance upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of credit (individually, a "Letter of Credit"), in such form as may be requested from time to time by the Borrower and agreed to by the Agent; provided, however, that, after giving effect to such request, (a) the aggregate Maximum Drawing Amount shall not exceed $1,000,000 at any one time for standby Letters of Credit and $500,000 at any one time for documentary Letters of Credit and (b) the sum of (i) the Maximum Drawing Amount on all Letters of Credit, and (ii) the amount of all Revolving Credit Loans outstanding shall not exceed the lesser of (A) the sum of the Banks' Commitments to make Revolving Credit Loans and (B) the Borrowing Base. Notwithstanding the foregoing, the Agent shall have no obligation to issue any Letter of Credit to support or secure any Indebtedness of the Borrower to the extent that such Indebtedness was incurred prior to the proposed issuance date of such Letter of Credit, unless in any such case the Borrower demonstrates to the satisfaction of the Agent that (x) such prior incurred Indebtedness was then fully secured by a prior perfected and unavoidable security interest in collateral provided by the Borrower to the proposed beneficiary of such Letter of Credit or (y) such prior incurred Indebtedness was then secured or supported by a letter of credit issued for the account of the Borrower and the reimbursement obligation with respect to such letter of credit was fully secured by a prior perfected and unavoidable security interest in collateral provided to the issuer of such letter of credit by the Borrower.

        5.1.2.  Letter of Credit Applications.

        Each Letter of Credit Application shall be completed to the satisfaction of the Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

        5.1.3.  Terms of Letters of Credit.

        Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the date which is fourteen (14) days (or, if the beneficiary is located outside of the United States of America, forty-five (45)
days) prior to the Revolving Credit Loan Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

        5.1.4.  Reimbursement Obligations of Banks.

        Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank's Commitment Percentage, to reimburse the Agent on demand for the amount of each draft paid by the Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to <section>5.2 (such agreement for a Bank being called herein the

"Letter of Credit Participation" of such Bank).

        5.1.5.  Participations of Banks.


        Each such payment made by a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrower's Reimbursement Obligation under <section>5.2 in an amount equal to such payment. Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to <section>5.2.


5.2.  Reimbursement Obligations of Borrower; Effects of Drawing.

        (a) The amount of each drawing under any Letter of Credit issued by the Agent pursuant to this Credit Agreement shall be a Revolving Credit Loan made by the Banks to the Borrower on the date of such drawing and shall be funded by the Banks in accordance with
<section>2.8.  The liability of the Borrower under this Credit Agreement to repay the Banks any and all Revolving Credit Loans in respect of drawings under Letters of Credit shall be Obligations secured by the Security Documents,

        (b) Each request for the issuance, extension or renewal of a Letter of Credit hereunder shall constitute a representation by the Borrower that the applicable conditions set forth in <section><section>12 and 13 have been satisfied on the date of such request and on the date of issuance of such Letter of Credit,

        (c) On each date that any draft presented under the Letter of Credit is honored by the Agent, or the Agent otherwise makes a payment with respect thereto, the Borrower agrees to reimburse or pay to the Agent for the account of the Agent, or as the case may be, the Banks the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the
Agent or any Bank in connection with any payment made by the Agent or any Bank under, or with respect to, the Letter of Credit;

        (d) Upon the reduction (but not termination) of the aggregate Commitments of the Banks to make Revolving Credit Loans to an amount less than the Maximum Drawing Amount, or if the

Borrowing Base is less than the Maximum Drawing Amount, the Borrower agrees to reimburse or pay to the Agent for the account of the Banks an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations; and

        (e) Upon the termination of the Letter of Credit commitment, or the acceleration of the Reimbursement Obligations with respect to the Letters of Credit in accordance with <section>14 the Borrower agrees to reimburse or pay to the Agent for the account of the Banks an amount equal to the Maximum Drawing Amount, which amount shall be held by the Agent for the benefit of the Agent and the Banks as cash collateral for all Reimbursement Obligations.

Unless funded by a Revolving Credit Loan, each such payment shall be made to the Agent at the Agent's Head Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this <section>5.2 at any time from the date such amounts become due and payable (whether as stated in this <section>5.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in <section>6.9 following an Event of Default.


5.3.  Letter of Credit Payments.



If any draft shall be presented or other demand for payment shall be made under the Letter of Credit, the Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the

Borrower fails to reimburse the Agent as provided in <section>5.2 on or before the date that such draft is paid or other payment is made by the Agent, the Agent may at any time thereafter notify the Banks of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Agent, at the Agent's Head Office, in immediately available funds, such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount equal to such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Agent paid the draft presented for honor or otherwise made payment to the date on which such Bank's Commitment Percentage of such Unpaid Reimbursement obligation shall become immediately available to the Agent, and the denominator of which is 360. The responsibility of the Agent to the Borrower and the Banks, as the case may be, shall be only to determine that the documents (including each draft) delivered under the Letter of Credit in connection with such presentment shall be in conformity in all material respects with the Letter of Credit.


5.4.  Obligations Absolute.

The Borrower's obligations under this <section>5 to repay Revolving Credit Loans in respect of drawings under the Letters of Credit as provided herein shall rank pari passu with the obligations of the Borrower to repay all other Revolving Credit Loans and shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Agent, any Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the Agent and the Banks that the Agent and the Banks shall not be responsible for, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged (unless the Agent or any Bank's officers active on the account of the Borrower have actual knowledge of such invalidity, fraudulence or forgery prior to taking any action with respect to such documents), or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Agent and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Agent or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Agent or any Bank to the Borrower.


5.5.  Reliance by Issuer.

To the extent not inconsistent with <section>5.4, the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all case be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of a Letter of Credit Participation.


5.6.  Letter of Credit Fee.

The Borrower shall, on the date of issuance or any extension or renewal of any Letter of Credit and at such other time or times as such charges are customarily made by the Agent, pay a fee (in each case, a "Letter of Credit Fee") to the Agent (i) in respect of each standby Letter of Credit equal to one and one-half percent (1 1/2%) per annum of the face amount of such standby Letter of Credit plus the
Agent's customary issuance fee, and (ii) in respect of each documentary Letter of Credit equal to (A) the Agent's customary issuance fee of $135 or amendment fee of $65, as the case may be, plus (B) a negotiation fee of the higher of (1) $120, or (2) one-half of one percent (1/2%) of the face amount of such documentary Letter of Credit plus (C) a processing fee of $50, plus (D)

if applicable, a cancellation fee of $100 plus (E) all telex, Swift, courier and other communication charges, such Letter of Credit Fee (but not such issuance, amendment or administrative fee) to be for the accounts of the Banks in accordance with their respective Commitment Percentages.

6.  CERTAIN GENERAL PROVISIONS

6.1.  Funds for Payments.

        6.1.1.  Payments to Agent.

All payments of principal, interest, commitment fees, Letter of Credit Fees and any other
amounts due hereunder or under any of the other Loan Documents shall be made to the
Agent, for the respective accounts of the Banks and the Agent, at the Agent's Head Office or at such other location in the Boston, Massachusetts, area that the Agent may from time to time designate, in each case in immediately available funds.

        6.1.2.  No Offset, etc.

        All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the respective accounts of the Banks and the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower, and the Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the
Borrower hereunder or under such other Loan Document.


6.2.  Computations.

All computations of interest on the Loans, of commitment fees, and Letter of Credit Fees shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business
Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Revolving Credit Note Record and the Term Note Record from time to time shall be considered correct and binding on the Borrower unless within five (5) Business Days after receipt of any notice by the Agent or any of the Banks of such outstanding amount, the Agent or any Bank shall notify the Borrower to the contrary.

6.3.  Inability to Determine Eurodollar Rate.

In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall determine or be notified by the Majority Banks that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (a) any Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (c) the obligations of the Banks to make Eurodollar Rate Loans shall be suspended until the Agent or the Majority Banks determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent upon instruction of the Majority Banks shall so notify the Borrower.


6.4.  Illegality.

Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (a) the commitment of such Bank to make Eurodollar Rate Loans or convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (b) such Bank's then outstanding Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this <section>6.4 including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder.


6.5.  Additional Costs, Etc.

If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

        (a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

        (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or any of the other Loan Documents, or

        (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank, or

        (d) impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such

Bank's Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Bank's Commitment forms a part, and the result of any of the foregoing is

        (i) to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Bank's Commitment or any Letter of Credit, or

        (ii) to reduce the amount of principal, interest, or other amount payable to such
Bank or the Agent hereunder on account of such Bank's Commitment, any Letter of Credit or any of the Loans, or

        (iii) to require such Bank or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank for the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Bank or, as the case may be, the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Bank shall apply the provisions of this <section>6.5 consistently among its customers similarly situated in good faith and on an equitable basis.


6.6.  Capital Adequacy.

If after the date hereof any Bank or the Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's or the Agent's commitment with respect to any Revolving Credit Loans or on the Term Loan to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank or the Agent to be material, then such Bank or the Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate such Bank shall thereafter attempt to negotiate in good faith an adjustment to the reduction in the return on capital hereunder which will adequately compensate such Bank for such reduction. If the Borrower and the Bank are unable to agree to such an adjustment within thirty (30) days of which the Borrower receives such notice, then commencing on the day of such notice (but not earlier than the effective day of such change), the Borrower agrees to pay such Bank or the Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Bank or the Agent of a certificate in accordance with <section>6.7 hereof.


        6.7.  Certificate.

A certificate setting forth any additional amounts payable pursuant to
<section><section>6.5 or 6.6 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.


6.8.  Indemnity.

The Borrower agrees to indemnify such Bank and to hold such Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurodollar Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request, notice (in the case of all or any portion of the Term Loans pursuant to <section>4.5.2) or a Conversion Request relating thereto in accordance with <section>2.6 or <section>2.7 or <section>4.5.2 or (c) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.


6.9.  Interest After Default.

Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the rate of interest otherwise applicable to such Revolving Credit Loans pursuant to <section>2.5 and the Term Loan pursuant to <section>4.5 until such amount shall be paid in full (after as well as before judgment).

7.  COLLATERAL SECURITY

The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the assets of the Borrower other than the Delco Inventory and the Autos, whether now owned or hereafter acquired, pursuant to the terms of the
Security Documents to which the Borrower is a party.

8.  REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to the Agent and the Banks as follows:

        8.1.  Corporate Authority.

        8.1.1.  Incorporation; Good Standing.

        The Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Borrower.

        8.1.1.  Authorization.


The execution, delivery and performance of this Credit Agreement and the other
                                     Loan
Documents by the Borrower and the transactions contemplated hereby and thereby
(a) are
within the corporate authority of the Borrower, (b) have been duly authorized by all necessary corporate proceedings, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower and (d) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, the Borrower.

        8.1.2.  Enforceability.

          The execution and delivery of this Credit Agreement and the other Loan Documents by the Borrower will result in valid and legally binding obligations of the Borrower enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.


8.2.  Governmental Approvals.

    The execution, delivery and performance by the Borrower of this Credit
                         Agreement and the other Loan
Documents by the Borrower and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.


8.3.  Title to Properties; Leases.

Except as indicated on Schedule 8.3 hereto, the Borrower owns all of the assets reflected in the balance sheet of the Borrower as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

        8.4.  Financial Statements and Projections.
        8.4.1.  Financial Statements.
        There has been furnished to the Agent a balance sheet of the Borrower as at the Balance Sheet Date, and a statement of income of the Borrower for the fiscal year then ended, certified by the Borrower's independent certified public accountants. Such balance sheet and statement of income have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of the Borrower as of such date involving material amounts, known to the officers of the Borrower, which were required under generally accepted accounting principles to be disclosed and were not disclosed in such balance sheet and the notes related thereto.

        8.4.2.  Projections.

        The projections of the annual operating budgets of the Borrower, balance sheets and cash flow statements for the 1994 fiscal year, copies of which have been delivered to the Agent and any updated or later projections delivered to each Bank pursuant to <section>9.4(i), have been prepared based on the assumptions accompanying them and reflect the good faith estimate of the Borrower of the performance and the financial condition of the Borrower for the applicable periods based on such assumptions. To the knowledge of the Borrower, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections.


8.5.  Franchises, Patents, Copyrights, Etc.



The Borrower possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.


8.6.  Litigation.

Except as set forth in Schedule 8.6 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Borrower or materially impair the right of the Borrower to carry on business substantially as now conducted by it, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the balance sheet of the Borrower, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.


8.7.  No Materially Adverse Contracts, Etc.

The Borrower is not subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrower. The Borrower is not a party to any contract or agreement that has or is expected, in the judgment of the Borrower's officers, to have any materially adverse effect on the business of the Borrower.




8.8.  Compliance with Other Instruments, Laws, Etc.

The Borrower is not in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Borrower.


8.9.  Tax Status.

The Borrower (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.


8.10.  No Event of Default.

No Default or Event of Default has occurred and is continuing.


8.11.  Holding Company and Investment Company Acts.

The Borrower is not a "holding company", or a "subsidiary company" of a "holding company", or an affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company

Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.


8.12.  Absence of Financing Statements, Etc.

Except with respect to Permitted Liens and liens for which appropriate releases have been delivered to the Agent or the Title Company, as the case may be, as of the Closing Date, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrower or any rights relating thereto.


8.13.  Perfection of Security Interest.

To the best of the Borrower's knowledge, all filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary, under applicable law, to establish and perfect the Agent's security interest in the Collateral. The Collateral and the Agent's and the Banks' rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses except in respect of Accounts Receivable credits and claims in the ordinary course of business consistent with past practices. The Borrower is the owner of the Collateral free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.


8.14.  Certain Transactions.

 Except as set forth on Schedule 8.14 and for arm's length transactions pursuant to which the Borrower makes payments in the ordinary course of business upon terms no less favorable than the Borrower could obtain from third parties, none of the officers, directors, or employees of the Borrower is presently a party to any transaction with the Borrower (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.


8.15.  Employee Benefit Plans.

        8.15.1.  In General.
        Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions. The Borrower has heretofore delivered to the Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under <section>103(d) of ERISA, with respect to each Guaranteed Pension Plan.
        8.15.2.  Terminability of Welfare Plans.

        Under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning of <section>3(1) or <section>3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA) . The Borrower or an ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower or such ERISA Affiliate without liability to any Person.

        8.15.3.  Guaranteed Pension Plans.

        Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of <section>302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC.

        8.15.4.  Multiemployer Plans.

        Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under
<section>4201 of ERISA or as a result of a sale of assets described in <section>4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of <section>4241 or <section>4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under
<section>4041A of ERISA.


8.16.  Regulations U and X.

The proceeds of the Loans shall be used, and Letters of Credit will be obtained, for the purposes provided in <section>9.12. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.


8.17.  Environmental Compliance.

The Borrower has conducted an environmental assessment of the Real Estate through its environmental consultant, ATEC Associates, Inc. ATEC has issued a site assessment report dated December 22, 1993, and an addendum thereto dated December 28, 1993 (the "ATEC Report"), a copy of which has been provided to the Agent. Other than as indicated in the ATEC Report, to the best of the Borrower's knowledge:

        (a) Neither the Borrower, nor any operator of such Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the

Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation would have a material adverse effect on the environment or the business, assets or financial condition of the Borrower;

        (b) Except as set forth on Schedule 8.17, the Borrower has not received notice from any third party including, without limitation: any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. <section> 9601(5), any hazardous substances as defined by 42 U.S.C. <section> 9601(14), any pollutant or contaminant as defined by 42 U.S.C. <section>9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which it has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

        (c) Except as set forth on Schedule 8.17 attached hereto: (i) no portion of such Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of such Real Estate; (ii) in the course of any activities conducted by the Borrower or its operators of its properties, no Hazardous Substances have been generated or are being used on such Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower, which releases would have a material adverse effect on the value of any of such Real Estate or adjacent properties or the environment; (iv) there have been no releases on, upon, from or into any real property in the vicinity of any of such Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, such Real Estate; and (v) in addition, the Borrower has not received any notice of any failure of the Borrower to comply with any Environmental Laws relating to the transportation, treatment and disposal of Hazardous Substances that have been generated on any such Real Estate, and any Hazardous Substances that have, on or after the Closing Date, been generated on any of such Real Estate has been transported offsite only by carriers having an identification number issued by the EPA; and

        (d) Other than with respect to any Hazardous Substances release described in the ATEC Report or on Schedule 8.17, neither the Borrower nor any Mortgaged Property nor any of the other Real Estate is subject to any applicable environmental law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous

Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any Mortgage or to the effectiveness of any other transactions contemplated hereby.


8.18.  Subsidiaries, Etc.

The Borrower has no Subsidiaries. The Borrower is not engaged in any joint venture or partnership with any other Person.


8.19.  Bank Accounts.

Schedule 8.19 sets forth the account numbers and location of all bank accounts of the Borrower.


8.20.  Review of Credit Agreement.

The Borrower's Chief Financial Officer has, and, on or before January 10, 1994, the Corporate Controller will have, read this Credit Agreement and, upon execution thereof, each amendment hereto and understands what constitutes a Default and an Event of Default hereunder. Either the Chief

Financial Officer or Corporate Controller shall at all times be fully apprised, either directly or indirectly, of all of the Borrower's obligations under this Credit Agreement, and whether or not such obligations have been fulfilled in accordance with the applicable terms and provisions hereof.

9.  AFFIRMATIVE COVENANTS OF THE BORROWER

The Borrower covenants and agrees that, so long as any Loan, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:


9.1.  Punctual Payment.

The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, the Letter of Credit Fees, the commitment fees, and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.


9.2.  Maintenance of Office.

The Borrower will maintain its chief executive office in Framingham, Massachusetts, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Bank, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.


9.3.  Records and Accounts.

The Borrower will (a) keep true and accurate records and books of account in which full, true and correct entries in all material respects will be made in accordance with generally accepted accounting principles and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties, contingencies, and other reserves.


9.4.  Financial Statements, Certificates and Information.

The Borrower will deliver to each of the Banks:

                (a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the balance sheet of the Borrower as at the end of such year, and the related statement of income and statement of cash flow for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and certified without qualification by, Ernst & Young, the Borrower's accountants or by other independent certified public accountants reasonably satisfactory to the Agent, together with a written statement from such accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Banks for failure to obtain knowledge of any Default or Event of Default;

        (b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Borrower, copies of the unaudited balance sheet of the Borrower as at the end of such quarter, and the related statement of income and statement of cash flow and statement of income and statement of cash flow for the portion of the Borrower's fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles applicable to interim financial information (which do not require the inclusion of footnotes and certain other information required under generally accepted accounting principles for complete financial statements), together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower on the date thereof (subject to year-end audit and adjustments);

        (c) as soon as practicable, but in any event within thirty (30) days after the end of each of the first two months in each fiscal quarter of the Borrower, unaudited monthly financial statements of the Borrower for such month, prepared in accordance with the Borrower's customary format;

        (d) simultaneously with the delivery of the financial statements referred to in subsections
(a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit E hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in <section>11 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the
Balance Sheet Date;

        (e) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower;

        (f) annually, promptly after receipt of the necessary information from the trustee and from the actuaries, a certificate setting forth the valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of such quarter), and of the actuarial methods and assumptions employed for that valuation, which certifies the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of <section>4001 of ERISA and the aggregate value of the assets of all such Guaranteed Pension Plans;
                (g) on Tuesday of each calendar week with respect to the immediately preceding calendar week (except for inventory which shall be updated at the end of each two (2) week period (the first such period commencing on December 2, 1996)) or at such earlier time as the Banks may reasonably request, a Borrowing Base Report setting forth the Borrowing Base as at the end of such calendar week or other date so requested by the Banks;

        (h) within fifteen (15) days after the end of each calendar month, an Accounts Receivable aging report;

        (i) from time to time, but so long as no Default or Event of Default has occurred and is continuing, not more frequently than once per calendar year, upon request of the Agent, projections of the Borrower updating those projections delivered to the Agent and referred to in <section>8.4.2 or, if applicable, updating any later such projections delivered in response to a request pursuant to this <section>9.4(i);

        (j) from time to time such other financial data and information (including management letters) as the Banks may reasonably request.

        (k) promptly upon receipt thereof copies of all final management letters of substance or other material reports of substance which are submitted to the Borrower by its independent accountants in connection with any annual or interim audit of the books of the Borrower made by such accountants.

        9.5.  Notices.

        9.5.1.  Defaults.

        The Borrower will notify the Agent and each of the Banks in writing of the occurrence of any Default or Event of Default of which the chief financial officer or corporate controller of the Borrower has knowledge and know to be a Default or Event of Default, such notice to be given promptly (but in no event later than five (5) days after obtaining such knowledge). If any

Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to each of the Banks, describing the notice or action and the nature of the claimed default.

        9.5.2.  Environmental Events.

        The Borrower will promptly give notice to the Agent (a) of any violation of any Environmental Law that the Borrower reports in writing or is reportable by the Borrower in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, or any federal, state or local environmental agency or board, that has the potential to materially affect the assets, liabilities, financial conditions or operations of the Borrower, or the Agent's mortgages, deeds of trust or security interests pursuant to the Security Documents.

        9.5.3.  Notification of Claim against Collateral.

        The Borrower will, immediately upon becoming aware thereof, notify the Agent in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any of the Collateral, or the Agent's rights with respect to the Collateral, are subject, other than claims relating to Accounts Receivable.

        9.5.4.  Notice of Litigation and Judgments.

        The Borrower will give notice to the Agent in writing within fifteen
(15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or to which the Borrower is or becomes a party involving an uninsured claim against the Borrower that could reasonably be expected to have a materially adverse effect on the Borrower and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower in an amount in excess of $250,000.


9.6.  Corporate Existence; Maintenance of Properties.

The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises. It (a) will cause all of its properties used or necessary in the conduct of its business to be, in all material respects, maintained and kept in good condition, repair and working order and supplied with all necessary equipment, provided, however, in the event of a casualty affecting any property of the Borrower, the Borrower shall use due diligence in repairing or replacing such property, and, so long as the Borrower is using due diligence in repairing or replacing such property and to the extent insurance proceeds are held by the Agent, the Agent has made such proceeds available to the Borrower in the manner and to the extent provided on the Security Documents, no Default or Event of Default shall occur as a result of such casualty unless the passage of time for such repair or replacement would have a materially adverse effect on the Borrower, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will continue to engage primarily in the business now conducted by it and in related businesses; provided that nothing in this <section>9.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business and does not materially adversely affect the business of the Borrower.


9.7.  Insurance.

The Borrower will maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Agreements. The Borrower will maintain insurance on the Mortgaged Properties in accordance with the terms of the Mortgages.


9.8.  Taxes.

The Borrower will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that it shall not be a Default hereunder if (a) any such tax, assessment, charge, levy or claim is not paid because the validity or amount thereof shall then currently be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto or (b) the Borrower shall, upon learning of any amounts overdue hereunder shall immediately pay such amounts and the effect of such payments being overdue does not have a materially adverse effect on the business, assets or financial condition of the Borrower; and provided further that the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

9.9.  Inspection of Properties and Books, Etc.

        9.9.1.  General.

  The Borrower shall permit the Banks through the Agent or any of the Banks'
                               other designated
representatives, to visit and inspect any of the properties of the Borrower, to examine the books of account of the Borrower (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request. The Borrower shall permit the Agent or any of its other designated representatives to conduct commercial finance examinations, such examinations to be at the Borrower's expense.

        9.9.2.  Collateral Reports and Appraisals.

        Upon the occurrence of an Event of Default, upon the reasonable request of the Agent, the Borrower will (a) obtain and deliver to the Banks a report of an independent collateral auditor satisfactory to the Agent (which may be affiliated with a Bank) with respect to the Accounts Receivable and inventory components included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects and
(b) appraisal reports in form and substance and from appraisers satisfactory to the Agent, stating the then current fair market, orderly liquidation and forced liquidation values of all or any portion of the equipment or real estate owned by the Borrower and the then current business value of the Borrower. All such collateral value reports and appraisals shall be conducted and made at the expense of the Borrower.

        9.9.3.  Environmental Assessments.

        Whether or not an Event of Default shall have occurred, but subject to the next succeeding sentence, the Agent may, from time to time, in its reasonable discretion for the purpose of assessing and ensuring the value of any Mortgaged Property, obtain one or more environmental assessments or audits of such Mortgaged Property prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Agent to evaluate or confirm (a) whether any Hazardous Materials are present in the soil or water at such Mortgaged Property and (b) whether the use and operation of such Mortgaged Property complies with all Environmental Laws. Environmental assessments may include without limitation detailed visual inspections of such Mortgaged Property including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and, in the event the Agent determines in its sole reasonable discretion after such inspection that there is evidence of contamination present and further testing is necessary (and only in such event), the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as the Agent deems appropriate. All such environmental assessments shall be conducted and made at the expense of the Borrower.

        9.9.4.  Communications with Accountants.

        The Borrower authorizes the Agent and, if accompanied by the Agent, the Banks to communicate directly with the Borrower's independent certified public accountants and authorizes such accountants to disclose to the Agent and the Banks any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrower. At the request of the Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this <section>9.9.4.


9.10.  Compliance with Laws, Contracts, Licenses, and Permits.

The Borrower will comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, other than such laws and regulations the enforcement of which would not have a materially adverse effect on the Borrower (b) the provisions of its charter documents and by-laws, (c) all material agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments, provided, however, the Borrower shall have the right to contest any such laws, regulations or agreements during any period in which the Borrower is in good faith diligently contesting the same by appropriate proceedings reasonably satisfactory to the Agent, so long as no lien will result during such period. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder or any of the other Loan Documents, the Borrower will immediately take or cause to be taken all reasonable steps within the power of the Borrower to obtain such authorization, consent, approval, permit or license and furnish the Agent with evidence thereof.


9.11.  Employee Benefit Plans.

The Borrower will (i) promptly upon filing the same with the Department of Labor or Internal Revenue Service furnish to the Agent a copy of the most recent actuarial statement required to be submitted under <section>103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) promptly upon receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under <section><section>302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a
Multiemployer Plan, under <section><section>4041A, 4202, 4219, 4242, or 4245 of ERISA.


9.12.  Use of Proceeds.

The Borrower will use the proceeds of the Loans solely to refinance existing indebtedness and for working capital and general corporate purposes. The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes.


9.13.  Additional Mortgaged Property.

If, after the Closing Date, the Borrower acquires title to real estate used as or in connection with a manufacturing or warehouse facility, the Borrower shall forthwith deliver to the Agent a fully executed mortgage or deed of trust over such real estate, in form and substance satisfactory to the Agent, and (a) for such real estate in which the acquisition price for such real estate is less than $500,000, such lenders' title insurance policies, surveys, evidences of insurance with the Agent named as loss payee and additional insured, legal opinions and other documents and certificates as is appropriate to the acquisition and the Borrower can reasonably obtain in connection with such acquisition and (b) for such real estate in which the acquisition price for such real estate is equal to or greater than $500,000, the Borrower shall deliver to the Agent title insurance policies, surveys, evidences of insurance with the Agent named as loss payee and additional insured, legal opinions and other documents and certificates with respect to such real estate as was required for Real Estate of the Borrower as of the Closing

Date. The Borrower further agrees that, following the taking of such actions with respect to such real estate, the Agent shall have a valid and enforceable first priority mortgage or deed of trust over such real estate, free and clear of all defects and encumbrances except for Permitted Liens.


9.14.  Bank Accounts.

(a) The Borrower will immediately after the Closing Date, replace the existing depository account at Chemical Bank with a depository account at the Agent in the name of the Borrower. The Borrower will, together with the employees, agents and other Persons acting on behalf of the Borrower, receive and hold in trust for the Agent and the Banks all payments constituting proceeds of Accounts Receivable or other Collateral which come into their possession or under their control and, immediately upon receipt thereof, deposit such payments in the form received, with any appropriate endorsements, in one of the accounts designated as a central depository account on Schedule 8.19. The Agent shall, on the second Business Day immediately following the day of the Agent's receipt from account debtors, obligors or (as the case may be) the Borrower of any such cash proceeds or such later date as the Agent determines that good funds will be received, and on a provisional basis until final receipt of good funds, credit to the Obligations as contemplated by <section>9.14(b) all such cash proceeds which are in the form of money, checks or like items, provided, however, if the Agent receives such cash proceeds in the form of federal funds, the Agent shall credit to the Obligations all such cash proceeds on the date of receipt of such cash proceeds. For purposes of the foregoing provisions of this <section>9.14(a), the Agent shall not be deemed to have received any such cash proceeds on any day unless received by the Agent before 3:00 p.m. (Boston time) on such day. The Borrower further acknowledges and agrees that any such provisional credit shall be subject to reversal if final collection in good funds of the related item is not received by the Agent in accordance with the Agent's customary procedures and practices for collecting provisional items.

        (b)     All payments to be applied towards the Obligations pursuant to
<section>9.14(a) shall, except as otherwise provided, be applied to the
Obligations as follows: (i) first, to any Obligations related to Letters of Credit; (ii) second, to any interest on the Revolving Credit Loans then due and payable;

(iii) third, to any outstanding Obligations; (iv) fourth, unless the Banks shall otherwise elect, as cash collateral for any settlement of provisional credit; and (v) fifth, the excess, if any, shall be credited to the Borrower's operating account with the Agent. In the event that the Agent shall elect at any time not to apply the payment as contemplated by the foregoing clause (iv), such election shall not be deemed a waiver of any Bank's or the Agent's rights to apply payments pursuant to such clause at a later time, and such Bank or the Agent shall be entitled to apply payments pursuant to such at such later time and from time to time thereafter.

        (c) The Borrower agrees to deliver to the Agent, agency agreements in form and substance satisfactory to the Agent (the "Agency Agreements") executed by the Borrower and the financial institution in which the Borrower has any depository accounts which are permitted by the

Banks.


9.15.  Further Assurances.

The Borrower will cooperate with the Agent and the Banks and execute such further instruments and documents as the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

10.  CERTAIN NEGATIVE COVENANTS OF THE BORROWER

 The Borrower covenants and agrees that, so long as any Loan, Letter of Credit or Note is
outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:


10.1.  Restrictions on Indebtedness.

The Borrower will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

        (a) Indebtedness to the Banks and the Agent arising under any of the Loan
Documents;

        (b) current liabilities of the Borrower incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

        (c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of <section>9.8;

        (d) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

        (e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

        (f) Indebtedness incurred in connection with the acquisition after the date hereof of any personal property constituting fleet vehicles or forklifts by the Borrower in the ordinary course of business;

        (g) Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property not otherwise provided for under this
<section>10.1 by the Borrower, provided that the aggregate principal amount of such Indebtedness of the Borrower permitted by this clause (g) shall not exceed the aggregate amount of $500,000 at any one time;

        (h) Indebtedness in respect of amounts borrowed by the Borrower against the cash surrender value of life insurance policies purchased by the Borrower covering certain employees of the Borrower and naming the Borrower as the beneficiary thereof;

        (i) Indebtedness included in the Borrower's balance sheet dated September 30,
1993;

        (j)     Indebtedness permitted by <section>10.4; and

        (k)     Indebtedness in respect of operating leases.


10.2.  Restrictions on Liens.

The Borrower will not (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; provided that the Borrower may create or incur or suffer to be created or incurred or to exist:

        (i) liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties other than Mortgaged

Properties to secure claims for labor, material or supplies in respect of obligations not overdue;

        (ii) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

        (iii) liens on properties other than Mortgaged Properties in respect of judgments or awards, the Indebtedness with respect to which is permitted by
<section>10.1(d);

        (iv) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties other than Mortgaged Properties, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

        (v) encumbrances on Real Estate other than the Mortgaged Property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Borrower is a party, and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower;

  (vi)  liens existing on the date hereof and listed on Schedule 10.2 hereto;

        (vii) purchase money security interests in or purchase money mortgages on real or personal property other than Mortgaged Properties acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by <section><section>10.1(f) and (g), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired;

    (viii) liens and encumbrances on each Mortgaged Property as and to the extent permitted by the Mortgage applicable thereto; and

        (ix) liens in favor of the insurance company issuing life insurance policies for employees of the Borrower to secure the Indebtedness permitted by
<section>10.1(h); and

        (x)     liens in favor of the Agent under the Loan Documents.


10.3.  Restrictions on Investments.

The Borrower will not make or permit to exist or to remain outstanding any Investment except Investments in:

        (a) marketable direct or guaranteed obligations of the United States of America that mature within three (3) years from the date of purchase by the Borrower;

        (b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;

        (c) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Services, Inc., and not less than "A 1" if rated by Standard and Poor's;

        (d)     Investments existing on the date hereof and listed on Schedule
10.3 hereto;

        (e) Investments consisting of promissory notes received as proceeds of asset dispositions permitted by <section>10.5.2;

        (f) shares of any so-called "money market fund", provided that such fund is registered under the Investment Company Act of 1940, has net assets of at least

$500,000,000 and has an investment portfolio with an average maturity of 365 days or less;

        (g) Investments (other than loans to employees) which are not otherwise included in this <section>10.3, provided, however that the aggregate amount of all Investments permitted by this
<section>10.3 shall not exceed $250,000 at any time; and

        (h)     Investments permitted pursuant to <section>10.4.

provided, however, that, with the exception of demand deposits referred to in
<section>10.3(b) and employee loans referred to in <section>10.3(h) such
Investments will be considered Investments permitted by this <section>10.3 only if all actions have been taken to the satisfaction of the Agent to provide to the Agent for the benefit of the Banks and the Agent, a first priority perfected security interest in all of such Investments free of all encumbrances other than Permitted Encumbrances.


10.4.  Loans to Employees.

The Borrower will not make or permit to exist or to remain outstanding any Indebtedness or Investments relating to any employees other than (a) Indebtedness in respect of guaranties by the Borrower of moving or relocation obligations of its employees, (b) Investments consisting of loans and advances to employees for moving expenses, relocation expenses and residential purchases, (c) Investments consisting of loans and advances to employees for travel and other company expenses in the ordinary course of business, provided that such travel advances shall not exceed, in the aggregate, $50,000 at any time, and (d) Investments consisting of loans and advances to employees in the ordinary course of business, provided that such advances shall not exceed, in the aggregate, $100,000 above the Existing Employee Loans at any time.


10.5.  Distributions.

So long as no Default or Event of Default exists or is continuing or would occur or exist as a result hereof, the Borrower will be permitted to make Distributions in an amount not to exceed in the aggregate the greater of (a) during any period of four (4) consecutive fiscal quarters an amount equal to fifty percent (50%) of Net Income for the immediately preceding four
(4) consecutive fiscal quarter period or (b) an amount equal to the excess of
(i) twenty-five percent (25%) of Net Income for the period commencing June 27, 1993 and ending with the last day of the fiscal quarter next preceding the proposed date of the Distribution, treated as a single accounting period, over (ii) all Distributions made subsequent to June 27, 1993.


10.6.  Merger, Consolidation and Disposition of Assets.

        10.6.1.  Mergers and Acquisitions.

        The Borrower will not become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except for acquisitions of entities which are in the same or similar line of business as the Borrower with revenues of not more than $5,000,000, provided, that (a) no Default or Event or Default has occurred or is continuing or would exist after giving effect thereto, (b) the aggregate total cash consideration for each such acquisitions does not exceed $2,000,000, and the Borrower shall not be permitted to make more than three
(3) such acquisitions during the term of this Agreement; (c) the Borrower has demonstrated to the Banks covenant compliance with <section>11 on a pro forma basis (after giving effect to each such acquisition); (d) the required majority of the Board of Directors of the target company incumbent at the time such acquisition is proposed has acquiesced, or the transaction is otherwise deemed in the reasonable judgment of the Banks to be a "friendly acquisition", and (e) simultaneously with any such acquisition the Borrower shall have granted to the Agent for the benefit of the Banks and the Agent a security interest in all newly acquired assets.


        Any new Subsidiary formed as a result of or in connection with any acquisition shall simultaneously with the formation thereof grant to the Agent for the benefit of the Banks and the Agent a first perfected security interest (except as otherwise permitted by the Bank) in all of its existing and after-acquired assets, and guaranty of all of the Obligations. All of the stock of such Subsidiary shall be pledged to the Agent for the benefit of the Banks and the Agent. All applicable parties shall execute and/or deliver to the Agent all such documents and instruments requested by the Agent in order to perfect the Agent's security interest therein. In addition, the Loan Documents shall be amended and/or supplemented as necessary to make the terms and conditions of the Loan Documents applicable to such Subsidiary.

        10.6.2.  Disposition of Assets.
        The Borrower will not become a party to or agree to or effect any disposition of assets, other than the disposition of assets in the ordinary course of business, consistent with past practices.


10.7.  Sale and Leaseback.

The Borrower will not enter into any arrangement, directly or indirectly, whereby the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower intends to use for substantially the same purpose as the property being sold or transferred.


10.8.  Compliance with Environmental Laws.

The Borrower will not, in any manner that would have a materially adverse effect on the business, assets or financial condition of the Borrower and violate any Environmental Law or cause such Real Estate to be in violation of any Environmental Law, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause to be located on any of the Real Estate or permit to be located on any owned Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any of the foregoing instances and in any manner that would cause such a violation of any Environmental Law or bring such Real Estate in violation of any Environmental Law.


10.9.  Employee Benefit Plans.

Neither the Borrower nor any ERISA Affiliate will:

        (a)     engage in any "prohibited transaction" within the meaning of
<section>406 of ERISA or
<section>4975 of the Code which could result in a material liability for the
Borrower; or

        (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in <section>302 of ERISA, whether or not such deficiency is or may be waived;
or

                (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower pursuant to <section>302(f) or <section>4068 of ERISA.


10.10.  Bank Accounts.

The Borrower will not (a) establish any bank accounts other than (i) those listed on Schedule 8.19; (ii) payroll accounts; (iii) convenience accounts; and
(iv) local operating accounts maintained by each of the Borrower's warehouses and factories for such warehouse's or factory's account payables, without providing the Agent with prior written notice of the establishment of any operating account to which customers of the Borrower will be directed to make payments of Accounts Receivable, (b) violate directly or indirectly any bank agency or lock box agreement in favor of the Agent or the Banks with respect to such account, or (c) deposit into any of the payroll accounts or convenience accounts any amounts in excess of amounts necessary to pay current payroll obligations from such payroll accounts and any amounts in excess of amounts necessary to cover petty cash expenses incurred by the Borrower in the ordinary course of business from such convenience accounts. The Borrower shall, simultaneously with the establishment of any bank account for which the Borrower must provide the Agent prior notice, deliver to the Agent an agency agreement in favor of the Agent with respect to such account, in form and substance satisfactory to the Agent.


10.11.  Restriction on Subsidiaries.

The Borrower will not form any Subsidiary without providing the Agent with at least twenty (20) days prior written notice of such formation. Simultaneously with such formation of any Subsidiary, the Borrower and such Subsidiary will comply with the provisions of <section>10.6 applicable to a new Subsidiary.

11.  FINANCIAL COVENANTS OF THE BORROWER

        The Borrower covenants and agrees that, so long as any Loan, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of
Credit:

11.1.  Capital Expenditures.

The Borrower will not make Capital Expenditures that exceed in the aggregate, $500,000 during any fiscal year commencing with the Borrower's 1997 fiscal year, and for such 1997 fiscal year, Capital Expenditures shall not include amounts capitalized in connection with the closing of the Borrower's manufacturing facility located in Santa Maria, California up to an aggregate amount of $250,000.



11.2.  Debt Service.

The Borrower will not permit, as at the end of each fiscal period described in the table set forth below, the ratio of (a) the sum of (i) Net Income (which, for purposes of this <section>11.2, shall exclude all non-recurring restructuring charges and period costs (as such period costs are described in the Borrower's business plan dated as of September 13, 1996) of the Borrower relating solely to the closing of the Borrower's manufacturing facility located in Santa Maria, California up to a maximum aggregate amount of $2,200,000) plus (ii) Total Interest Expense, plus (iii) depreciation, plus (iv) amortization to (b) Total Debt Service to be less than the ratio set forth opposite such period in such table :

Fiscal Period      Ratio3 month period:
Q1, 1997           1.0:1.06 month period:
Q1, 1997 through
Q2, 1997           1.0:1.09 month period:
Q1, 1997
through
Q3, 1997           1.0:1.012 month period:
Q1, 1997
through Q4, 1997   1.0:1.0 Each
                   period of four consecutive fiscal quarters thereafter, commencing with the four consecutive fiscal quarters ending on the last day of

Q1, 1998
               1.0:1.0

11.3.  Liabilities to Worth Ratio.

The Borrower will not permit the ratio of Total Liabilities to Tangible Net Worth to exceed (a) 1.50:1.00 as at the end of each fiscal quarter for the fiscal quarters ending Q1, 1997, Q2, 1997, and Q3, 1997, and (b) 1.30 as at the end of each fiscal quarter ending thereafter.


11.4.  Tangible Net Worth.

The Borrower will not permit, as at the end of each fiscal quarter, Tangible Net Worth to be less than the sum of $28,500,000 plus, on a cumulative basis, fifty percent (50%) of positive Net Income for each fiscal quarter commencing with the fiscal quarter ending March 31, 1994.


11.5.  Minimum Profitability.

The Borrower will not permit, as at the end of each fiscal period described in the table set forth below, its Net Income (which, for purposes of this
<section>11.5, shall include all non-recurring restructuring charges and period costs of the Borrower relating solely to the closing of the Borrower's manufacturing facility located in Santa Maria, California) to be less than the amount set forth opposite such period in such table :

Fiscal PeriodAmount3 month period:  Q1, 1997-$1,250,0006 month period:   Q1,
1997 through
Q2, 1997-$1,350,0009 month period:   Q1, 1997 through

Q3, 1997-$1,250,00012 month period:  Q1, 1997 through
Q4, 1997-$1,000,000

12.  CLOSING CONDITIONS

 The obligations of the Banks to make the Revolving Credit Loans and the Term
                                 Loan and the
obligations of the Agent to issue any Letters of Credit shall be subject to the satisfaction of the following conditions precedent on or prior to the date hereof.


12.1.  Loan Documents.

Each of the Credit Agreement, the First Amendment to Security Documents and the Assignment and Acceptance shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Agent and the Banks. The Banks shall have received a fully executed copy of each such document.


12.2.  Certified Copies of Charter Documents.
The Agent shall have received from the Borrower a certificate, certified by a duly authorized officer of the Borrower that no changes or amendments have been made since December 29, 1993, to (a) its charter or other incorporation documents as in effect on such date of certification, and (b) its by-laws as in effect on such date.

12.3.  Corporate, Action.
All corporate action necessary for the valid execution, delivery and performance by the Borrower of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent.


12.4.  Incumbency Certificate.

To the extent of any changes in the officers authorized to execute the Loan Documents and any amendments thereto, to make Loan Requests and give notices, the Agent shall have received from the Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized (and who has not previously been authorized): (a) to sign, in the name and on behalf of the Borrower, each of the Loan Documents; (b) to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.


12.5.  Validity of Liens.
The Security Documents shall be effective to create in favor of the Agent for the benefit of the Banks and the Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected. The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.


12.6.  Bank Agency Agreement Amendments.

The Agent shall have received an amendment, in form and substance satisfactory to the Agent, from each bank at which the Borrower maintains depository accounts (including bank agency or lock box agreements) concerning the Agent's interest in such accounts.

13.  CONDITIONS TO ALL BORROWINGS

        The obligations of the Banks to make any Loan, including the Revolving Credit Loan and the Term Loan, and of the Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:
13.1.  Representations True; No Event of Default.

Each of the representations and warranties of the Borrower contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this

Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.


13.2.  No Legal Impediment.

No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank or, as the case may be, would make it illegal for such Bank to make such Loan or the Agent to issue, extend or renew such Letter of Credit.


13.3.  Governmental Regulation.

Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.


13.4.  Proceedings and Documents.

All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Banks and to the Agent and the Agent's Special Counsel, and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.


13.5.  Borrowing Base Report.

The Agent shall have received the most recent Borrowing Base Report required to be delivered to the Agent in accordance with <section>9.4(g).

14.  EVENTS OF DEFAULT; ACCELERATION; ETC.


14.1.  Events of Default and Acceleration.

If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

        (a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

        (b) the Borrower shall fail to pay any interest on the Loans, the commitment fee, any Letter of Credit Fee, or other sums due hereunder or under any of the other Loan

Documents, within five (5) days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

        (c) the Borrower shall fail to comply with any of its covenants contained in <section>9.1,
<section>9.5.1, <section>9.7, <section>9.8, <section>9.9, <section>9.12-9.15,
<section>10 (other than certain provisions of <section>10.2 as set forth in
<section>14.1(d) and <section>10.7) or <section>11, or any of the covenants contained in any of the Mortgages;

        (d) the Borrower shall fail to comply with any of its covenants contained in <section>9.11 or, only as to involuntary liens, the provisions of <section>10.2 applicable to such involuntary liens, within thirty (30) days after the occurrence of such noncompliance;

        (e) the Borrower shall fail to perform any term, covenant or agreement contained in <section>9.2, <section>9.4, <section>9.5 (other than 9.5.1), and
<section>10.8 (other than those specified elsewhere in this <section>14.1) for fifteen (15) days after written notice of such failure has been given to the Borrower by the Agent;

        (f) the Borrower shall fail to comply with any of its covenants contained herein or in any of the other Loan Documents (other than those specified elsewhere in this <section>14.1) for thirty (30) days after written notice of such failure has been given to the Borrower by the Agent;

        (g) any representation or warranty of the Borrower in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

        (h) the Borrower shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received (other than trade credit) or in respect of any Capitalized Leases (other than Capitalized Leases for vehicles and forklifts) in an aggregate amount in excess of $250,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received (other than trade credit) or in respect of any Capitalized Leases for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

        (i) the Borrower or any Subsidiary shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any Subsidiary or of any substantial part of the assets of the Borrower or any Subsidiary or shall commence any case or other proceeding relating to the Borrower or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any Subsidiary and the Borrower or such Subsidiary shall indicate its written approval thereof, consent thereto or acquiescence therein;

        (j) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any Subsidiary bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered and remains in force for more than forty-five (45) days, whether or not consecutive, in respect of the Borrower or any Subsidiary in an involuntary case under federal bankruptcy laws as now or hereafter constituted, provided, such an involuntary case was brought by creditors of the Borrower having an aggregate claim of not more than $100,000;

        (k) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against the Borrower not covered by insurance that, with other outstanding final judgments not otherwise covered by insurance, undischarged, against the Borrower exceeds in the aggregate $500,000;

        (l) if any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

        (m) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks has determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $500,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such

Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

        (n) the Borrower shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any part of its business and such order shall continue in effect for more than thirty (30) days if such enjoinment, restriction or prevention would have a material adverse effect on the business or financial condition of the Borrower;

        (o) there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any embargo, condemnation (other than by eminent domain), act of God or public enemy, or other casualty, which in any such case causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business or financial condition of the Borrower;

        (p) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit for a period of more than thirty (30) days in any twelve (12) month period, whether or not consecutive now held or hereafter acquired by the Borrower if such loss, suspension, revocation or failure to renew would have a material adverse effect on the business or financial condition of the Borrower; or

        (q)     a Change of Control has occurred;

then, and in any such event, so long as the same may be continuing, the Agent may and, upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in
<section><section>14.1(i) or 14.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.


14.2.  Termination of Commitment.

If any one or more of the Events of Default specified in <section>14.1(i) or
<section>14.1(j) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all further obligations to make Loans to the Borrower and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or other date for issuing, extending or renewing any Letter of Credit the conditions precedent to the making of the Loans to be made on such Drawdown Date or (as the case may be) to issuing, extending or renewing such Letter of Credit on such other date are not satisfied, the Agent may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans and to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrower of any of the Obligations.


14.3.  Remedies.

In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks have accelerated the maturity of the Loans pursuant to <section>14.1, each Bank, if owed any amount with respect to the Loans, may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Note or issuer of any Letter of Credit is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.


14.4.  Distribution of Collateral Proceeds.

In the event that, following the occurrence or during the continuance of any Event of Default, the Agent or any Bank receives any monies in connection with the enforcement of any the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

        (a) First, to the payment of, or (as the case may be) the reimbursement of the

Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

        (b) Second, to all other Obligations in such order or preference as the Majority Banks may determine; provided, however, that distributions in respect of such Obligations owing to the Banks with respect to each type of Obligation such as interest, fees, principal and expenses, shall be made among the Banks pro rata; and provided, further, that the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

        (c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to <section>9-504(1)(c) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

  (d)     Fourth, the excess, if any, shall be returned to the Borrower or to such other
Persons as are entitled thereto.

15.  SETOFF

        Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property owned by the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Bank.

Each of the Banks agrees with each other Bank that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such

Bank or constituting Reimbursement Obligations owed to such Bank, and (b) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by it or Reimbursement obligations owed it, its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

16.  THE AGENT


16.1.  Authorization.

        (a) The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

        (b) The relationship between the Agent and each of the Banks is that of an independent contractor. The use of the term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks. Nothing contained in this Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks.

        (c) As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a "representative" of the Banks, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Agent.


16.2.  Employees and Agents.



The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.


16.3.  No Liability.

Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.


16.4.  No Representations.

The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, the Letter of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by the Borrower or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Borrower. The

Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrower. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.


16.5.  Payments.

        16.5.1.  Payments to Agent.

        A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

        16.5.2.  Distribution by Agent.

        If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.


        16.5.3.  Delinquent Banks.

        Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Bank that fails (a) to make available to the Agent its pro rata share of any Loan or to purchase the Letter of Credit Participation or (ii) to comply with the provisions of <section>15 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid
Reimbursement Obligations of the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

16.6.  Holders of Notes.



The Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit
Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.


16.7.  Indemnity.

The Banks ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by <section>14), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.


16.8.  Agent as Bank.

In its individual capacity, FNBB shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent.


16.9.  Resignation.

The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.


16.10.  Notification of Defaults and Events of Default.

Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this <section>16.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

17.  EXPENSES

     The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Credit
Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any Bank (other than taxes based upon the Agent's or such Bank's net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agent and such Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the
Agent's Special Counsel or any local counsel to the Agent incurred in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the fees, expenses and disbursements of the Agent incurred by the Agent in connection with the Loan

Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering and appraisal charges, (e) any fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Agent in establishing, maintaining or handling agency accounts, lock box accounts and other accounts for the collection of any of the Collateral; (f) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of the Agent or any Bank, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by the Agent or any Bank in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the administration thereof after the occurrence and during the continuance of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent's or any Bank's relationship with the Borrower,
(g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings or mortgage recordings and (h) all costs, fees, expenses and disbursements of the Agent incurred by the Agent in connection with the commercial finance examinations contemplated by
<section>9.9.1.  The covenants of this <section>17 shall survive payment or satisfaction of all other Obligations.

18.  INDEMNIFICATION

        (a) The Borrower agrees to indemnify and hold harmless the Agent and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower of the proceeds of any of the
Loans or Letters of Credit, (b) the reversal or withdrawal of any provisional credits granted by the Agent upon the transfer of funds from bank agency or lock box accounts or in connection with the provisional honoring of checks or other items, (c) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower comprised in the Collateral, (d) the Borrower entering into or performing this Credit Agreement or any of the other Loan Documents or (e) with respect to the Borrower and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding, unless such claims were the result of the Agent's or such Bank's gross negligence or willful misconduct, or the conduct giving rise to such claims occurred during or after the Agent's (or its nominee's) ownership or sole possession of such properties. In litigation, or the preparation therefor, the Banks and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this <section>18 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this
<section>18 shall
survive payment or satisfaction in full of all other Obligations.

        (b) In the event of the institution or assertion of a claim as to which indemnity may be sought by the Agent or any Bank (a "Claim"), the bank officers active upon the Borrower's account at the time of such institution or assertion shall provide the Borrower with written notice of such Claim promptly after such officer obtains actual knowledge thereof. The Borrower shall have the right, upon receipt of such notice, and at the Borrower's election and the sole cost and expense of the Borrower, to defend, contest, settle or otherwise protect itself against such Claim with legal counsel of its own selection, which legal counsel shall be reasonably satisfactory to the Agent or such Bank, and the Agent or such Bank shall have the right, but not the obligation, to participate at its own expense in the defense of such Claim using counsel of its own selection, provided, however, if the Borrower shall fail to take such action within a reasonable time after receipt of notice by the Agent or such Bank, the Agent or such Bank shall have the right, but not the obligation, at the Borrower's sole cost and expense, to defend and to compromise or settle such Claim. The Agent and the Banks and the Borrower agree to cooperate with each other and render reasonable assistance to each other in the investigation, defense or settlement of any Claim, and the Agent and the Banks agree to make all files and documents the Agent or any Bank deems appropriate available for inspection and copying by the Borrower, all at the Borrower's sole cost and expense. The provisions of this paragraph shall apply in the event of any claim by the Agent or any Bank for indemnification pursuant to this Credit Agreement or any of the other Loan Documents or any agreement or document entered into or executed in connection herewith or therewith.

19.  SURVIVAL OF COVENANTS, ETC

        All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the

Borrower pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Loans and the issuance, extension or renewal of any Letters of Credit by the Agent, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

20.  ASSIGNMENT AND PARTICIPATION


20.1.  Conditions to Assignment by Bank.

 Each Bank may assign all or a portion of its interests, rights and obligations under this Credit Agreement (including its Commitment, the all or a portion of the Revolving Credit Loans, its interests relating to the

Letters of Credit and all or a portion of the Term Loan at the time owing to it and the Notes held by it) with the prior written consent of the Agent and Borrower, which consent shall not unreasonably be withheld; provided, however, FNBB shall at all times retain fifty-one percent (51%) of the Total Commitment. The assignee shall execute and deliver to the Agent, an Assignment and Acceptance in form and substance satisfactory to the Agent. Upon such execution, delivery and acceptance from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment be released from its obligations under this Credit Agreement.


20.2.  New Notes.

Upon its receipt of an Assignment and Acceptance executed by the assignee Bank, the Agent shall give prompt notice thereof to the Borrower. Within five (5) Business Days after receipt of such notice, the Borrower, shall execute and deliver to the Agent and assignee Bank, in exchange for each surrendered Revolving Credit Note or Term Note, as the case may be, a new Revolving Credit Note or Term Note, as the case may be, to the order of such assignee in an amount equal to the amount assumed by such assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of such Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that it is a replacement for the surrendered Note, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such in Assignment and Acceptance and shall otherwise be substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.


20.3.  Participations.

Each Bank may sell participations to one or more banks or other entities in a portion of such Bank's rights and obligations under this Credit Agreement not to exceed, in the aggregate, forty-nine percent (49%) and the other Loan Documents; provided that
(a) any such sale or participation shall not affect the rights and duties of such Bank hereunder to the Borrower and (b) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on the Loans, or extend any regularly scheduled payment date for principal or interest.


20.4.  Disclosure.

The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices the assigning Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.


20.5.  Assignee or Participant Affiliated with the Borrower.

If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents. A transferor Bank shall have no right to vote hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Loans to the extent of such participation.


20.6.  Retention of Indemnification Rights.

Any assigning Bank shall retain its rights to be indemnified pursuant to
<section>17 with respect to any claims or actions arising prior to the date of such assignment.


20.7.  Assignment by Borrower.

The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.



21.  NOTICES, ETC

        Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any

Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

        (a) if to the Borrower, at 3 Speen Street, Framingham, Massachusetts, Attention:
James F. Fagan, Chief Financial Officer, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice, with a copy to Lawrence M. Levinson, Esq., Burns & Levinson, 125 Summer Street, Boston, Massachusetts 02110;

        (b) if to the Agent, at 100 Federal Street, Boston, Massachusetts 02110, USA,
Attention: Matthew A. Ross, Vice President, or such other address for notice as the Agent shall last have furnished in writing in the manner provided for notices to the Person giving the notice; and

        (c) if to any Bank, at such Bank's address set forth on Schedule 1 hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving notice.

        Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.


22.  GOVERNING LAW

        THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF

THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED
IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF

MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE

NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER IN PERSON AT THE ADDRESS SPECIFIED IN <section>21 OR C/O BURNS & LEVINSON, 125 SUMMER STREET, BOSTON, MA 02110, ATTN: LAWRENCE
M. LEVINSON, ESQ., NORMAN C. SPECTOR, ESQ. OR DANA C. BLAKSLEE, ESQ., OR, IF SUCH INDIVIDUALS ARE NO LONGER ASSOCIATED WITH BURNS & LEVINSON, OR BURNS & LEVINSON CEASES TO EXIST THEN TO SUCH COUNSEL AS MAY BE DESIGNATED BY THE BORROWER BY PRIOR WRITTEN NOTICE TO THE AGENT, AND IF NO SUCH NOTICE IS GIVEN, THEN TO THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN <section>21. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

23.  HEADINGS

        The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

24.  COUNTERPARTS

        This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

25.  ENTIRE AGREEMENT, ETC.

        The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except with the prior written consent of the Bank and the Borrower.

26.  WAIVER OF JURY TRIAL

        The Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of which rights and obligations. Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any damages other than, or in addition to, actual damages. The Borrower (a) certifies that no representative, agent or attorney of the Bank has represented, expressly or otherwise, that the Bank would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Bank has been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

27.  CONSENTS, AMENDMENTS, WAIVERS, ETC.

Any consent or approval required or permitted by this Credit Agreement to be given by all of the Banks may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, a decrease in the rate of interest on the Notes, an extension of the maturity of or extension of scheduled payments on the Notes, the release in any calendar year of Collateral the fair market value of which is greater than $1,000,000, an increase in the Total Commitment, an increase in the maximum principal amounts of the

Term Loans of the Banks, a decrease in, waiver of, or compromise with respect to the principal amount of any of the Loans owing hereunder, a change in the definition of "Borrowing Base" resulting in an increase in borrowing availability, and a decrease in the amount of commitment fee or Letter of Credit Fees hereunder may not be changed without the written consent of the Borrower and the written consent of each Bank; the definition of Majority Banks and this <section>27 may not be amended without the written consent of all of the Banks; and the amount of any Letter of Credit Fees payable for the Agent's account and <section>16 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

28.  SEVERABILITY

        The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.
                                        ARROW AUTOMOTIVE INDUSTRIES, INC.
By:______________________________________
        James F. Fagan, Chief Financial Officer



                                        THE FIRST NATIONAL BANK OF BOSTON,
                                          individually and as Agent
By:______________________________________
        Matthew A. Ross, Vice President



                                        BTM CAPITAL CORPORATION


By:______________________________________
        William R. York, Jr., Senior Vice President

--BOS-BUS:326738.4BOS-BUS:326738.4SCHEDULE 1


        BanksRevolving

Credit Loan

Commitment

Term LoanCommitment

Percentage
Of
All LoansThe First National
Bank of Boston
100
Federal Street
Bosto
n, MA 02110
Eurodoll
ar Lending Office:
S
ame
$13,334,000

$3,642,848.80


66.67%BTM Capital
Corporation
125
Summer Street
Boston,
 MA 02109
Eurodollar
 Lending Office:
Same

$6,666,000

$1,821,151.20

33.33%